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                                                                   EXHIBIT 99.0


                                PRESS RELEASE



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               [THORNBURG MORTGAGE ASSET CORPORATION LETTERHEAD]


                     For Immediate Release -- July 3, 1997

                          THORNBURG MORTGAGE ANNOUNCES
                             COMMON STOCK OFFERING

SANTA FE, NM.....Thornburg Mortgage Asset Corporation (NYSE: TMA) today announced the filing of a prospectus supplement with the Securities and Exchange Commission for the public offering of 2,000,000 shares of common stock. TMA also granted the underwriters an option to purchase up to 300,000 additional shares of common stock to cover over-allotments, if necessary. The company's stock closed at $21.88 on July 2, 1997.

        Larry A. Goldstone, president, stated "This offering will provide the company with additional capital to finance its growing adjustable-rate mortgage
(ARM) securities portfolio. We continue to identify attractive, high quality investment opportunities for the portfolio and believe this offering -- as was the case with our previous offerings -- will further improve earnings prospects for the company."

        This offering is being underwritten by PaineWebber Incorporated and Friedman, Billings, Ramsey & Co., Inc. A copy of the prospectus supplement and accompanying prospectus may be obtained from the underwriters.

        Thornburg Mortgage Asset Corporation is a special purpose mortgage financial institution that invests in a portfolio of high quality ARM securities. The company generates income from both its direct investment in these securities and the difference between the yield on its assets and costs of its borrowings. Its objective is to grow earnings per share by increasing its investment in high quality assets. TMA accomplishes this by periodically issuing new shares and deploying the new equity consistent with its business strategy. As a real estate investment trust (REIT), TMA distributes the majority of its income to shareholders in the form of dividends.

        This release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities law of any such state.

        Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities portfolios for acquisition and other risk factors outlined in the company's SEC reports and the annual report or Form 10-K.

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        Contacts: Larry Goldstone or Rick Story @ 505/989-1900
                  Hal Levine, The Levine Group @ 212/682-8875